OPINION OF SUSAN A. THOMSON

February 25, 1998

The Directors and Stockholders
Summit Securities, Inc.
929 West Sprague Avenue
Spokane, WA  99201

Gentlemen:

      I have acted as counsel to Summit Securities, Inc. (the "Company") in connection with the proceedings for the authorization and issuance of 150,000 shares of Variable Rate Cumulative Preferred Stock, Series S-3 ("Preferred Stock, Series S") including the preparation of a Registration Statement (Form S-2) under the Securities Act of 1933, as amended, which has been filed with the Securities and Exchange Commission. (SEC Registration No. 333-43831.)

      I have examined Amendment 1 to the Registration Statement referred to above and such other documents and records as I have deemed necessary for the purpose of this opinion.

      Based upon the foregoing, and subject to the Board of Directors' adoption of Articles of Amendment to the Company's Article of Incorporation which incorporate the Statement of Rights, Designation and Preferences of variable Rate Cumulative Preferred Stock, Series S-3, and the filing of same with the Secretary of State of the State of Idaho, I am of the opinion that:

      1. the Preferred Stock, Series S-3 of the Company which is being registered, when issued and sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable; and

      2. in the event of dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of Preferred Stock, Series S-3 will be entitled to receive, on parity with all other issued and outstanding preferred stock, before any payment or distribution is made on the Company's Common Stock, the amount of ($100.00 per share plus an amount equal to all accrued and unpaid dividends thereon to the date of distribution or payment; and

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      3.    the liquidation preference of the preferred stock exceeds the par value thereof. There are no restrictions upon surplus by reason of such excess and there are no remedies available to security holders by reason of such excess before or after payment of any dividend that would reduce surplus to an amount less than the amount of such excess and which remedies arise by reason of such excess.

      This opinion is furnished pursuant to the requirements of Item 601(b)(5) and 601(b) of Regulation S-K.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus under the caption "Legal Opinion."

Sincerely,

/s/ SUSAN A. THOMSON

Susan A. Thomson
Assistant Corporate Counsel
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